UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2004

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 Vaqueros Avenue

Sunnyvale, California 94085

(Address of principal executive offices, zip code)

(408) 736-0224

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 2.03. Entry into a Material Definitive Agreement and Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 15, 2004, we entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Banc of America Securities and Wells Fargo Bank as co-lenders (the “Co-Lenders”), which amended and restated our Credit Agreement with the Co-Lenders dated December 19, 2003. Under the terms of the Amended and Restated Credit Agreement, we may borrow up to $20.0 million under a revolving line of credit and we may borrow up to $30.0 million under a term commitment loan. We may borrow under either of these loans (1) at the Bank of America prime rate plus 0.0% to 1.0% or (2) at a eurodollar rate set by the following formula (a) 1.00, minus (b)(i) LIBOR divided by (ii) the applicable reserve percentage set by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement with respect to Eurocurrency funding, plus (c) 1.50% to 2.75% at our discretion for operating needs. The increase over the base rate of either type of loan is determined by our leverage ratio, as defined in the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement contains covenants that specify minimum financial ratios and limit our ability to take on additional debt, or make future acquisitions or dispositions. The Co-Lenders may accelerate any loan amounts outstanding under the Amended and Restated Credit Agreement upon the occurrence of certain events, including our failure to make payments when due or our breach of the covenants described above. The parties are continuing to negotiate certain aspects of the transaction.

The foregoing description of our Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Credit Agreement, which will subsequently be filed as an exhibit to our Quarterly Report on Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: October 21, 2004	By:	/s/ Fernando Sanchez
Fernando Sanchez
Senior Vice President and Chief Financial Officer

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